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                        LEGG MASON, INC.
                     ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

          FIRST:    The Articles of Incorporation of Legg Mason,
Inc., a Maryland corporation (the "Corporation"), are hereby revised by amending Articles FIFTH, SIXTH and SEVENTH as follows:

          1. The first paragraph of Article FIFTH is amended to read as follows:

               "FIFTH:   The aggregate par value of all shares
which the Corporation is authorized to issue is $41,200,000, represented by 4,000,000 shares of Preferred Stock of the par value of $10 per share and 12,000,000 shares of Common Stock of the par value of $.10 per share."

          2. The first sentence of Article SIXTH is amended to read as follows:

               "SIXTH:   The number of directors of the
Corporation shall be not less than six nor more than twenty, the exact number to be fixed from time to time pursuant to the bylaws of the Corporation."

          3.   The following paragraph is added to Article
SIXTH:

               "The following additional provisions shall be applicable to the Board of Directors:

               1. Classification of Directors. Beginning with the Board of Directors to be elected at the annual meeting of stockholders held in 1983, directors shall be classified with respect to the time for which they shall severally hold office by dividing them into three classes, as nearly equal in number as possible. At such meeting, separate elections shall be held for the directors of each class, those of the first class to be elected for a term of one year, those of the second class to be elected for a term of two years, and those of the third class to be elected for a term of three years. At each succeeding annual meeting of stockholders, the successors to the class of directors whose terms shall expire that year shall be elected to hold office for a term of three years, so that the term of office of one class of directors shall expire in each year.

               2. Removal of Directors. Any director, any class of directors, or the entire Board of Directors, may be removed from office by stockholder vote at any time, with or without assigning any cause, but only if stockholders entitled to cast at least seventy percent (70%) of the votes which all

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stockholders would be entitled to cast at an annual election of directors of such class or classes of directors shall vote in favor of such removal."

          4. Paragraph 4 of Article SEVENTH is amended to read as follows:

               "4. Limit on Indemnification. Notwithstanding any contrary provision of law, unless the bylaws otherwise provide, no indemnification shall be provided for any officer, director, employee or agent of any predecessor of the Corporation."

          SECOND:   The amendments to the Articles of
Incorporation of the Corporation as hereinabove set forth have been duly advised by the Board of Directors and approved by the Stockholders of the Corporation as required by law.

          THIRD:    The total number of shares of all classes of
stock which the Corporation had authority to issue immediately prior to this amendment was 4,000,000 shares consisting of 3,000,000 shares of Common Stock, $.10 par value, and 1,000,000 shares of Preferred Stock, $10 par value. The aggregate par value of all shares of all classes having a par value was Ten Million, Three Hundred Thousand Dollars ($10,300,000).

          FOURTH:   The total number of shares of all classes of
stock which the Corporation has authority to issue, pursuant to the Articles of Incorporation as hereby amended, is 16,000,000 shares consisting of 12,000,000 shares of Common Stock, $.10 par value, and 4,000,000 shares of Preferred Stock, $10 par value. The aggregate par value of all shares of all classes having a par value is Forty-One Million, Two Hundred Thousand Dollars ($41,200,000).

          FIFTH:    The description of each class of stock of the
Corporation, as set forth in the original Articles of Incorporation, and as amended from time to time, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption, has not been changed by this amendment.

          SIXTH:    The undersigned President acknowledges these
Articles of Amendment to be the corporate act of said Corporation and with respect to all matters and facts otherwise required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, such matters and facts are true in all material respects and such statement is made under the penalties of perjury.

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          IN WITNESS WHEREOF, the Corporation has caused these
presents to be signed in its name and on its behalf by its President and attested to by its Assistant Secretary on this 15th day of July, 1983.

ATTEST:                       LEGG MASON, INC.



/s/ Suzanne E. Peluso         By:  /s/ Raymond A. Mason
Suzanne E. Peluso,                 Raymond A. Mason, President
Assistant Secretary